UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

THE CHEFS’ WAREHOUSE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35249	20-3031526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 East Ridge Road, Ridgefield, CT 06877
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 894-1345

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Item 1.01            Entry Into a Material Definitive Agreement

Asset Based Loan Facility

On June 29, 2018, Chefs’ Warehouse Parent, LLC (“CW Parent”) and Dairyland USA Corporation (“Dairyland”), as co-borrowers, and The Chefs’ Warehouse, Inc. (the “Company”), The Chefs’ Warehouse Mid-Atlantic, LLC, Bel Canto Foods, LLC, The Chefs’ Warehouse West Coast, LLC, The Chefs’ Warehouse Of Florida, LLC, Michael’s Finer Meats, LLC, Michael’s Finer Meats Holdings, LLC, The Chefs’ Warehouse Midwest, LLC, and certain other subsidiaries of the Company, as guarantors, entered into a credit agreement (the “ABL Credit Agreement”) with a group of lenders for which BMO Harris Bank N.A., acts as administrative agent.

The ABL Credit Agreement provides for an asset based loan facility (the “ABL Facility”) in the aggregate amount of $150,000,000 of which up to $30,000,000 is available for letters of credit and up to $20,000,000 is available for short-term borrowings on a swingline basis. Availability under the ABL Facility will be limited to a borrowing base consisting of the lesser of: (i) the aggregate amount of commitments or (ii) the sum of specified percentages of eligible receivables and eligible inventory, minus certain availability reserves.  The co-borrowers under the ABL Facility are entitled on one or more occasions, subject to the satisfaction of certain conditions, to request an increase in the commitments under the ABL Facility in an aggregate principal amount of up to $25,000,000.  The ABL Facility matures on the earlier of June 29, 2023 and 90 days prior to the maturity date of the Company’s existing term loan credit agreement.

All of the indebtedness outstanding under the ABL Facility is guaranteed by the Company and the current and future domestic subsidiaries of CW Parent and Dairyland. In addition, the ABL Facility is secured by a first priority security interest (subject to certain permitted liens) in certain property and assets, including accounts, inventory, deposit accounts, securities accounts and other personal property relating to the accounts and inventory, of the Company and its current and future domestic subsidiaries, and by a second priority security interest (ranking behind the security interest securing the Term Loan Facility and subject to certain permitted liens) in substantially all of the other personal property and assets of the Company and such subsidiaries.

The interest rates per annum applicable to loans, other than swingline loans, under the ABL Credit Facility will be, at the co-borrowers’ option, equal to either a base rate or an adjusted LIBO rate for one, two, three, six or (if consented to by the lenders) 12-month, interest periods chosen by the Company, in each case plus an applicable margin percentage. The co-borrowers will pay certain recurring fees with respect to the ABL Facility, including fees on the unused commitments of the lenders.

The ABL Credit Agreement refinances and replaces the Credit Agreement, dated as of June 22, 2016, as amended, supplemented or otherwise modified from time to time, by and among CW Parent and Dairyland, as co-borrowers, the guarantors thereto and a group of lenders for which JPMorgan Chase Bank N.A. acted as adminitrative agent and collateral agent.

The ABL Facility contains customary affirmative covenants, negative covenants and events of default as more particularly described in the ABL Credit Agreement.  The ABL Facility will require compliance with a minimum consolidated fixed charge coverage ratio if the amount of availability under the ABL Facility falls below a specified dollar amount or percentage of the borrowing base.

The above summary of the ABL Facility is qualified in its entirety by reference to the ABL Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Credit Agreement, dated as of June 29, 2018, among Chefs’ Warehouse Parent, LLC and Dairyland USA Corporation, as Borrowers, and The Chefs’ Warehouse, Inc., The Chefs’ Warehouse Mid-Atlantic, LLC, Bel Canto Foods, LLC, The Chefs’ Warehouse West Coast, LLC, The Chefs’ Warehouse Of Florida, LLC, Michael’s Finer Meats, LLC, Michael’s Finer Meats Holdings, LLC, The Chefs’ Warehouse Midwest, LLC, Fells Point Holdings, LLC and other Loan Parties party thereto as Guarantors, the Lenders party thereto, BMO Capital Markets and JPMorgan Chase Bank, N.A., as Joint Arranger and Joint Bookrunner, BMO Harris Bank N.A. as Administrative Agent and Swing Line Lender and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Co-Syndication Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name:	Alexandros Aldous
Title:	General Counsel, Corporate Secretary and Chief Government Relations Officer

Date: June 29, 2018

EXHIBITS

Exhibit No.	Description
10.1
Credit Agreement, dated as of June 29, 2018, among Chefs’ Warehouse Parent, LLC and Dairyland USA Corporation, as Borrowers, and The Chefs’ Warehouse, Inc., The Chefs’ Warehouse Mid-Atlantic, LLC, Bel Canto Foods, LLC, The Chefs’ Warehouse West Coast, LLC, The Chefs’ Warehouse Of Florida, LLC, Michael’s Finer Meats, LLC, Michael’s Finer Meats Holdings, LLC, The Chefs’ Warehouse Midwest, LLC, Fells Point Holdings, LLC and other Loan Parties party thereto as Guarantors, the Lenders party thereto, BMO Capital Markets and JPMorgan Chase Bank, N.A., as Joint Arranger and Joint Bookrunner, BMO Harris Bank N.A. as Administrative Agent and Swing Line Lender and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as Co-Syndication Agents.